Exhibit 99.1

Blueknight Announces Third Quarter 2017 Results and Anticipated Acquisitions

OKLAHOMA CITY - October 31, 2017 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP) today announced its financial results for the three and nine months ended September 30, 2017.

Summary:

•	Third quarter 2017 net income of $9.8 million on total revenues of $47.5 million, compared to net income of $11.4 million on total revenues of $46.9 million for the same period in 2016.

•	Operating income of $12.2 million for the three months ended September 30, 2017, compared to operating income of $13.4 million for the same period in 2016.

•
Adjusted earnings before interest, taxes, depreciation, amortization (“Adjusted EBITDA”) of $21.6 million for the three months ended September 30, 2017, as compared to $22.9 million for the same period in 2016.

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Distributable cash flow was $16.6 million for the three months ended September 30, 2017, as compared to $18.2 million for the same period in 2016.  Adjusted EBITDA and distributable cash flow, including a reconciliation of such measures to net income, are explained in the section of this release entitled “Non-GAAP Financial Measures.”

•	Third quarter 2017 distribution coverage ratio was 1.34 times.

Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2017, to be filed with the SEC on November 1, 2017.

Comments from BKEP CEO Mark Hurley:

“Once again, our asphalt terminalling services segment continued its strong performance even though wetter-than-normal conditions earlier this year put us slightly behind our expectations. That noted, we expect strong product throughputs in the first part of the fourth quarter and anticipate reaching internal expectations for the year. The operating margin for the segment increased $1.6 million or 8% quarter-over-quarter and increased by nearly 20% when comparing the nine-month results, before taking into consideration depreciation and amortization. The demand for our customers’ products continues to be strong and the need for improved infrastructure remains acute.”

“We also announced today the expected addition of two asphalt terminals - one in Muskogee, OK, and the other in Bainbridge, GA, which is currently owned by Ergon, our General Partner. The Ergon terminal transaction is still subject to the signing of definitive agreements, which we expect prior to December 1. However, the terms of the deal are finalized. Purchase price for the two terminals is expected to total $32.5 million, consisting of $10.5 million of BKEP common units to be issued to a subsidiary of Ergon in a private placement at a market price and $22.0 million in cash. We expect the investments to be immediately accretive at less than a 9.0 times EBITDA multiple and will be leverage neutral. We remain the largest independent operator of asphalt terminals in the United States with a growing national footprint.”

“The current crude oil market has impacted our crude oil segments, both terminalling and transportation. On the storage front, our Cushing terminal remains fully contracted, however the flat forward curve does impact storage rates. Plus, we have seen less movement of volume through the terminal which impacts throughput revenue. As a result, our storage rates and throughput revenues have decreased as compared to the prior year. Cushing inventories, however, remain well above the 5-year average and we see demand for storage continuing to be strong. Our crude oil transportation margins have been impacted by the combination of a lower-price environment, flatter forward market curve and our out-of-service pipeline. However, with recent increases in the market price for crude oil, we are seeing trucking volumes stabilize and have reason to believe this positive trend will continue. With respect to our out-of-service pipeline, we are making progress and expect to resume service and increase transportation volumes by the second quarter of 2018.”

“We continue to make progress in our strategic areas of focus for 2017:

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Focus resources on the completion of our light crude oil pipeline project and increase utilization of our crude transportation assets - both pipeline and trucking. We continue to work on promising organic opportunities with the goal of ramping up transportation volumes on both Oklahoma pipeline systems in 2018 and our trucking transportation assets.

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Continue to identify and execute strategic growth projects, including potential future acquisitions of additional product terminals or synergistic crude oil pipeline assets. As mentioned previously, we expect to add two more asphalt facilities to our terminal network. The Bainbridge, GA, terminal represents the first of two anticipated drop-downs discussed at the time of Ergon’s acquisition of BKEP’s General Partner in October 2016. The terminal includes approximately 200,000 barrels of storage and a long-term contract with a credit-worthy third-party customer. The Muskogee terminal will include 500,000 barrels of storage and 245 acres of property. We have entered into two long-term storage, throughput and handling contracts for the Muskogee facility, which will become effective upon closing. In addition, we continue to evaluate a number of other complementary acquisitions.

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Continue to maintain a solid financial position and balance sheet. As you know, the MLP market continues to be very challenged. We continue to stress the uniqueness of our asset portfolio and believe it will continue to perform well and we will be able to maintain a reasonable balance between growth and overall financial strength.”

“Our fully diluted distribution coverage for the third quarter of 2017 was 1.34 times versus a coverage of 1.49 times for the same quarter in 2016. Our leverage ratio for the third quarter of 2017 was 4.38 times, and we maintained our common unit distribution at $0.1450 for the quarter.”

Results of Operations

The following table summarizes the financial results for the three and nine months ended September 30, 2016 and 2017 (in thousands except per unit data):

	Three Months ended September 30,		Nine Months ended September 30,
	2016	2017	2016	2017
	(unaudited)
Service revenue:
Third party revenue	$35,600	$30,635	$96,711	$87,443
Related party revenue	5,734	14,464	18,605	41,611
Product sales revenue:
Third party revenue	5,605	2,375	16,058	8,637
Total revenue	46,939	47,474	131,374	137,691
Costs and expenses:
Operating	25,267	29,380	80,314	91,896
Cost of product sales	3,513	1,675	10,789	6,483
General and administrative	4,865	4,093	14,447	13,000
Asset impairment expense	—	—	22,845	45
Total costs and expenses	33,645	35,148	128,395	111,424
Gain (loss) on sale of assets	104	(107)	85	(986)
Operating income	13,398	12,219	3,064	25,281
Other income (expense):
Equity earnings in unconsolidated affiliate	305	—	1,086	61
Gain on sale of unconsolidated affiliate	—	1,112	—	5,284
Interest expense (net of capitalized interest of $0, $1, $41 and $6, respectively	(2,175)	(3,500)	(10,742)	(10,795)
Income (loss) before income taxes	11,528	9,831	(6,592)	19,831
Provision for income taxes	109	60	199	147
Net income (loss)	$11,419	$9,771	$(6,791)	$19,684

Allocation of net income (loss) for calculation of earnings per unit:
General partner interest in net income	$341	$312	$291	$777
Preferred interest in net income	$6,279	$6,279	$17,058	$18,837
Net income (loss) available to limited partners	$4,799	$3,180	$(24,140)	$70

Basic and diluted net income (loss) per common unit	$0.13	$0.08	$(0.69)	$—

Weighted average common units outstanding - basic and diluted	36,036	38,189	34,139	38,164

The table below summarizes our financial results by segment operating margin, excluding depreciation and amortization, for the three and nine months ended September 30, 2016 and 2017 (in thousands):

Operating Results	Three Months ended September 30,		Nine Months ended September 30,		Favorable/(Unfavorable)
					Three Months		Nine Months
(in thousands)	2016	2017	2016	2017	$	%	$	%
Operating margin, excluding depreciation and amortization
Asphalt services operating margin	$18,992	$20,546	$41,719	$49,609	1,554	8%	7,890	19%
Crude oil terminalling and storage operating margin	5,012	4,168	15,307	14,017	(844)	(17)%	(1,290)	(8)%
Crude oil pipeline services operating margin	1,318	(387)	3,894	(309)	(1,705)	(129)%	(4,203)	(108)%
Crude oil trucking and producer field services operating margin	461	(228)	1,798	(419)	(689)	(149)%	(2,217)	(123)%
Total operating margin, excluding depreciation and amortization	$25,783	$24,099	$62,718	$62,898	(1,684)	(7)%	180	—%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, non-cash equity-based compensation, asset impairment charges, and fees related to the Ergon transactions. Distributable cash flow is defined as Adjusted EBITDA, minus cash paid for interest, maintenance capital expenditures, cash paid for taxes, and cash paid for fees related to the Ergon transactions. Operating margin, excluding depreciation and amortization, is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA and distributable cash flow to net income for the periods shown (in thousands):

	Three Months ended September 30,		Nine Months ended September 30,
	2016	2017	2016	2017
Net income (loss)	$11,419	$9,771	$(6,791)	$19,684
Interest expense	2,175	3,500	10,742	10,795
Income taxes	109	60	199	147
Depreciation and amortization	7,624	7,680	22,447	23,586
Non-cash equity-based compensation	651	607	1,839	1,734
Asset impairment charge	—	—	22,845	45
Fees related to the Ergon transactions	878	—	1,389	—
Adjusted EBITDA	$22,856	$21,618	$52,670	$55,991
Cash paid for interest	(3,142)	(3,506)	(9,078)	(10,160)
Cash paid for income taxes	(5)	—	(259)	(171)
Maintenance capital expenditures, net of reimbursable expenditures	(350)	(1,554)	(5,862)	(6,075)
Cash paid for fees related to the Ergon transactions	(1,115)	—	(1,389)	—
Distributable cash flow	$18,244	$16,558	$36,082	$39,585

Distribution declared (1)	$12,259	$12,311	$34,139	$36,913
Distribution coverage ratio	1.49	1.34	1.06	1.07
(1) Inclusive of preferred and common unit declared cash distributions

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization, to operating income for the periods shown (in thousands):

Operating Results	Three Months ended September 30,		Nine Months ended September 30,		Favorable/(Unfavorable)
					Three Months		Nine Months
(in thousands)	2016	2017	2016	2017	$	%	$	%
Total operating margin, excluding depreciation and amortization	$25,783	$24,099	$62,718	$62,898	(1,684)	(7)%	180	—%
Depreciation and amortization	(7,624)	(7,680)	(22,447)	(23,586)	(57)	(1)%	(1,139)	(5)%
General and administrative expense	(4,865)	(4,093)	(14,447)	(13,000)	772	16%	1,447	10%
Asset impairment expense	—	—	(22,845)	(45)	—	—%	22,800	100%
Gain (loss) on sale of assets	104	(107)	85	(986)	(211)	(203)%	(1,071)	(1,260)%
Operating income	$13,398	$12,219	$3,064	$25,281	$(1,180)	(9)%	22,217	725%

Investor Conference Call

The Partnership will discuss third quarter 2017 results during a conference call on Wednesday, November 1, 2017 at 1:30 p.m. CDT (2:30 p.m. EDT). The conference call will be accessible by telephone at 1-888-347-8968. International participants will be able to connect to the conference by calling 1-412-902-4231.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available through the investors section of the Partnership’s website for 30 days.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-

looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit facility, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 9.6 million barrels of combined asphalt product and residual fuel oil storage located at 54 terminals in 26 states, 7.0 million barrels of crude oil storage located primarily in Oklahoma, approximately 6.6 million barrels of which are located at the Cushing, Oklahoma Interchange, approximately 670 miles of crude oil pipeline located primarily in Oklahoma and Texas and approximately 200 crude oil transportation and oilfield services vehicles deployed in Kansas, Oklahoma and Texas. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com
or
BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900